Exhibit 23.11

VIA SEDAR / EDGAR

Ontario Securities Commission, as Principal Regulator

British Columbia Securities Commission

Alberta Securities Commission

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re:	Sierra Metals Inc. (the “Company”)

Annual Information Form for the Company’s fiscal year ended December 31, 2017 (the “AIF”) and the Management’s Discussion and Analysis for the year ended December 31, 2017 (the “MD&A”), incorporated by reference into the Company’s Prospectus Supplement dated October 10, 2017 to the Short Form Base Shelf Prospectus dated June 29, 2017 (the “Prospectus Supplement”) and the Annual Report incorporated by reference into the Company’s registration statement on Form F-10 (Registration No. 333-218076) (the “Registration Statement”)

Consent of Qualified Person

Reference is made to the Annual Report on Form 40-F for the fiscal year ended December 31, 2017 of the Company (the “Form 40-F”), filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Reference is also made to the AIF and the MD&A, and their incorporation by reference: (i) into the Prospectus Supplement, and (ii) as exhibits to and incorporated by reference into the Form 40-F.

I hereby consent to: (i) the inclusion of the information under the heading "Updated Mineral Resource and Mineral Reserve Information," consisting of the mineral resource and reserve estimates as of December 31, 2017 for the Yauricocha Mine (the “Yauricocha Mineral Resource and Reserve Estimate”), the mineral resource and reserve estimates as of December 31, 2017 for the Bolivar Mine (the “Bolivar Mineral Resource and Reserve Estimate”), and the mineral resource estimates as of December 31, 2017 for the Cusi Mine (the “Cusi Mineral Resource Estimate” and, together with the Yauricocha Mineral Resource and Reserve Estimate and the Bolivar Mineral Resource and Reserve Estimate, the “Updated Mineral Estimates”), in the AIF and any amendments thereto, and the incorporation of such estimates in the AIF, (ii) the use of, and inclusion of information derived from the report entitled “NI 43-101 Technical Report on Resources and Reserves, Yauricocha Mine, Yauyos Province, Peru” dated effective July 31, 2017 (the “Yauricocha Technical Report”), the report entitled “NI 43-101 Technical Report on Resources and Reserves, Bolivar Mine, Mexico” dated effective February 28, 2017 (the “Bolivar Technical Report”) and the report entitled “Amended NI 43-101 Technical Report on Resources, Cusi Mine, Mexico” dated effective August 31, 2017 (the “Cusi Technical Report” and together with the Yaurichocha Technical Report and Bolivar Technical Report, the “Technical Reports”) as disclosed in the MD&A, (iii) incorporation of the AIF and MD&A in the Form 40-F and any amendments thereto, and in the Company's Registration Statement, including the prospectus contained therein, as amended or supplemented, (iv) incorporation by reference of the AIF, MD&A and any amendments thereto, into the Prospectus Supplement and (iii) being named in, and the use of the Updated Mineral Estimates and Technical Reports or portions thereof prepared, reviewed and/or approved by me, in the AIF, MD&A and Form 40-F.

I also hereby confirm that I have read the AIF and MD&A and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Updated Mineral Estimates or Technical Reports or within my knowledge as a result of the services I performed in connection with the Updated Mineral Estimates or Technical Reports.

Dated: March 22, 2018

/s/ Gordon Babcock
Gordon Babcock, P. Eng.